Exhibit 99.1

Onto Innovation Reports Third Quarter 2019 Results,

Combined Company Guidance and Additional Merger Details

Wilmington, Mass. – November 7, 2019 – Onto Innovation Inc. (NYSE: ONTO) today reported financial results for the third quarter of 2019 for Rudolph Technologies and Nanometrics Incorporated on a standalone basis, the last quarter prior to their merger completed on October 25, 2019. Rudolph Technologies will continue as the surviving corporation for accounting purposes and a wholly owned subsidiary of Nanometrics. The combined company is now named Onto Innovation Inc.

Rudolph Technologies Third Quarter 2019 Highlights

•	Revenue of $62.9 million, incrementally higher than the 2019 second quarter.
•	Inspection revenue increased 20% from the second quarter.
•	Shipment of a JetStep® lithography panel system to a new customer bringing the number of panel customers to six.
•	Cash flow from operations was $15.1 million, and cash and marketable securities increased to $193.1 million at quarter end.

Nanometrics Third Quarter 2019 Highlights

•	Revenue of $73.1 million, increased 8% from the 2019 second quarter.
•	The Atlas® III+ platform has grown to comprise the majority of total Atlas system sales year-to-date, with adoption by leading manufacturers of logic and memory devices.
•	New customer win for the IMPULSE® integrated metrology system after qualification at a major memory manufacturer.

Onto Innovation Merger Completion and Results Commentary

Michael Plisinski, chief executive officer of Onto Innovation commented, “We have an incredibly talented, new team that now forms the ingenuity of Onto Innovation. After the successful launch last week, the various teams have not only embraced the tasks of bringing the two companies together, but we are also now focused on building plans that increase value to customers, employees, and shareholders. With similar enthusiasm, the merger of Nanometrics and Rudolph Technologies was ratified by an overwhelming response from shareholders, with 99% of the actual voted shares voting for the merger.”

He continued, “Though the semiconductor market is still recovering, the growing confidence in the market across a number of segments is a great backdrop for the launch of Onto Innovation.  Onto Innovation will play an important role in many of these anticipated inflections. Our expanded base of technologies, products and end markets along with greater scale enables us to be a more comprehensive partner for our customers.  Our new name embodies our continuous focus on the future and the crucial role that innovation plays in that future for our customers as well as the Onto Innovation team.”

Rudolph Technologies, Inc.
Key Financial Data for the Quarters Ended September 30, 2019,

June 30, 2019, and September 30, 2018

(in thousands, except per share amounts)

US GAAP
	September 2019	June 2019	September 2018
Revenue	$62,935	$61,511	$60,432
Gross profit margin	50.1%	51.9%	52.0%
Operating income	$5,290	$5,418	$7,629
Net income	$6,560	$5,526	$7,187
Net income per diluted share	$0.21	$0.18	$0.22

US NON-GAAP
	September 2019	June 2019	September 2018
Revenue	$62,935	$61,511	$60,432
Gross profit margin	50.2%	52.0%	52.1%
Operating income	$9,662	$9,942	$9,304
Net income	$9,825	$8,987	$8,504
Net income per diluted share	$0.31	$0.29	$0.26

Rudolph Technologies Third Quarter 2019 GAAP Financial Results

Third quarter revenue totaled $62.9 million, an increase of 2% compared with $61.5 million for the second quarter of 2019 and an increase of 4% compared to $60.4 million in the 2018 third quarter.  Gross profit margin was 50.1% of revenues in the third quarter of 2019, a decrease from 51.9% in the second quarter of 2019 and 52% in the prior year quarter.  The decrease in gross profit margin from the 2019 second quarter was driven mainly by product mix which included lower software and metal metrology sales, as well as a lithography tool sale in the quarter which typically carries lower product margins.

Operating expenses for the third quarter of 2019 totaled $26.2 million, compared to $26.5 million in the second quarter of 2019 and $23.8 million in the third quarter of 2018.  Operating expenses represented 42% of revenue in the 2019 third quarter compared to 43% of revenue in the second quarter and 39% of revenue in the 2018 third quarter.  The decrease in operating expenses over the second quarter was primarily due to lower research and development expenses. The year-over-year increase was primarily due to costs related to the merger with Nanometrics.

GAAP net income for the third quarter of 2019 was $6.6 million, or $0.21 per diluted share, compared with net income of $5.5 million, or $0.18 per diluted share, for the 2019 second quarter and net income of $7.2 million, or $0.22 per diluted share, for the 2018 third quarter.  The increase in GAAP net income over the second quarter was primarily due an increase in foreign currency gains and lower income tax expense.

Rudolph Technologies Third Quarter Non-GAAP Financial Results

Third quarter 2019 non-GAAP net income was $9.8 million, or $0.31 per diluted share, as detailed in the attached table. Second quarter 2019 non-GAAP net income was $9.0 million, or $0.29 per diluted share, and third quarter 2018 non-GAAP net income was $8.5 million, or $0.26 per diluted share. Non-GAAP results exclude merger-related expenses, share-based compensation expense and the amortization of intangible assets.

Nanometrics Incorporated
Key Financial Data for the Quarters Ended September 28, 2019,

June 30, 2019, and September 29, 2018

(in thousands, except per share amounts)

US GAAP
	September 2019	June 2019	September 2018
Revenue	$73,125	$67,620	$76,590
Gross profit margin	52.9%	52.0%	57.0%
Operating income	$5,935	$3,749	$14,271
Net income	$4,211	$3,930	$11,568
Net income per diluted share	$0.17	$0.16	$0.47

US NON-GAAP
	September 2019	June 2019	September 2018
Revenue	$73,125	$67,620	$76,590
Gross profit margin	53.5%	53.5%	57.0%
Operating income	$9,237	$6,340	$14,542
Net income	$7,444	$5,318	$11,391
Net income per diluted share	$0.30	$0.21	$0.47

Nanometrics Third Quarter 2019 GAAP Financial Results

Third quarter revenue totaled $73.1 million, an increase of 8% compared with $67.6 million for the second quarter of 2019 and down 5% from $76.6M in the third quarter of 2018.  Gross profit margin was 52.9% of revenues in the third quarter of 2019 compared to 52.0% in the second quarter of 2019 and 57.0% in the year ago period.  The increase in gross profit margin from the second quarter of 2019 was driven mainly by product mix.

Operating expenses for the third quarter of 2019 totaled $32.7 million, compared to $31.4 million in the second quarter of 2019 and $29.4 million for the third quarter of 2018.  Operating expenses represented 45% of revenue in the 2019 third quarter compared to 47% of revenue in the second quarter of 2019 and 38% in the third quarter of 2018.  The increase in operating expenses over the prior quarter was primarily due to expenses related to the merger with Rudolph Technologies.

GAAP net income for the third quarter of 2019 was $4.2 million, or $0.17 per diluted share, compared with a net income of $3.9 million, or $0.16 per diluted share, for the 2019 second quarter and net income of $11.6 million or $0.47 per diluted share, for the 2018 third quarter.  The increase in GAAP net income over the prior quarter was due to the higher operating income offset by a higher tax rate in the quarter.

Nanometrics Third Quarter Non-GAAP Financial Results

Third quarter 2019 non-GAAP net income was $7.4 million, or $0.30 per diluted share detailed in the attached table. Second quarter of 2019, non-GAAP net income was $5.3 million, or $0.21 per diluted share and third quarter 2018, non-GAAP net income was $11.4 million, or $0.47 per diluted share. Non-GAAP results exclude merger and acquisition related expenses, severance costs, executive transition and search costs, gain on sale of property, amortization of intangible assets and certain discrete tax and other items.

Onto Innovation Combined Company Guidance

Onto Innovation’s fourth quarter results will not include the full results of both companies. Instead the fourth quarter results will comprise the full quarter results of Rudolph Technologies and partial results of Nanometrics from the date of the merger (October 25, 2019) to the end of the quarter per generally accepted accounting principles.  As such, our guidance for the 2019 fourth quarter is as follows:

•	Fourth quarter 2019 revenue is expected to be $117 million, plus or minus 5%, excluding Nanometrics’ October revenue of $14 million that preceded the merger in the fourth quarter.
•

The Company is also expecting diluted GAAP net loss per share to be in the range of ($0.48) to ($0.30) which is anticipated to include merger-related expenses between $28 and $25 million, respectively. The merger-related expenses will include investment banking advisory, attorney and auditor fees, severance, accelerated stock compensation expense, inventory write-offs and other items. Also included in the GAAP net loss per share will be an increase in amortization for purchased intangibles.

•	Non-GAAP net income per diluted share is expected to be in the range of $0.32 to $0.42 per share.
•

Shares outstanding subsequent to the merger are approximately 50 million. Weighted average shares used in the calculation of the fourth quarter net income per diluted share will be approximately 43.5 million, which excludes the pro-rata fourth quarter Nanometrics’ shares prior to the merger closing date.

•	Reiteration of expected $20 million in annualized cost synergies exiting 2020.

Webcast & Conference Call Details

Onto Innovation will host a conference call at 4:30 p.m. Eastern Time today to discuss its third quarter 2019 financial results. To participate in the call, please dial 888-394-8218 (Domestic) or +1-720-452-9217 (International), reference confirmation code 3449338 at least five (5) minutes prior to the scheduled start time. A live webcast will also be available at www.nanometrics.com and www.rudolphtech.com.

To listen to the live webcast, please go to the website at least fifteen (15) minutes early to register, download and install any necessary audio software. There will be a replay of the conference call available from 7:30 p.m. ET on November 7 until 7:30 p.m. ET on November 14, 2019. To access the replay, please dial 888-203-1112 (Domestic) or +1-719-457-0820 (International) at any time during that period and use audio replay passcode 34493384. A replay will also be available at www.nanometrics.com and www.rudolphtech.com.

Discussion of Non-GAAP Financial Measures

Both companies prior to completion of the merger used certain non-GAAP financial measures, including non-GAAP net income and non-GAAP EPS, which exclude amortization of acquisition-related intangible assets, certain acquisition-related expenses and benefits, and significant legal-related charges or benefits and associated legal costs and in the case of Rudolph Technologies, share-based compensation. Non-GAAP net income and non-GAAP EPS can also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize several different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. More specifically, management adjusts for the excluded items for the following reasons:

Amortization of purchased intangible assets: we do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to the purchased intangible assets and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of purchased intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Acquisition-related expenses and benefits: we incur expenses or benefits with respect to certain items associated with our acquisitions, such as transaction costs, changes in the fair value of contingent consideration liabilities, gain or expense on settlement of pre-existing relationships, etc. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our on-going business.

Significant litigation charges or benefits and legal costs: we may incur charges or benefits as well as legal costs in connection with litigation and other contingencies unrelated to our core operations. We exclude these charges or benefits, when significant, as well as legal costs associated with significant legal matters, because we do not believe they are reflective of on-going business and operating results.

Share-based compensation expense (Rudolph Technologies only):  we incur expenses related to employee restricted stock units and employee stock options. The Company excludes stock-based compensation expense from its non-GAAP measures primarily because such expenses are non-cash expenses that the Company does not believe are reflective of ongoing operating results.

Income tax expense: we estimate the tax effect of the items identified to determine a non-GAAP annual effective tax rate applied to the pretax amount in order to calculate the non-GAAP provision for income taxes. We also adjust for items for which the nature and/or tax jurisdiction requires the application of a specific tax rate or treatment.

From time to time in the future, there may be other items excluded if we believe that doing so is consistent with the goal of providing useful information to investors and management.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact on our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

About Onto Innovation

Onto Innovation is a leader in process control, combining global scale with an expanded portfolio of leading-edge technologies that include: 3D metrology spanning the chip from nanometer-scale transistors to micron-level die-interconnects; macro defect inspection of wafers and packages; metal interconnect composition; factory analytics; and lithography for advanced semiconductor packaging. Our breadth of offerings across the entire semiconductor value chain helps our customers solve their most difficult yield, device performance, quality, and reliability issues. Onto Innovation strives to optimize customers’ critical path of progress by making them smarter, faster and more efficient. Headquartered in Wilmington, Massachusetts, Onto Innovation supports customers with a worldwide sales and service organization. Additional information can be found at www.ontoinnovation.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) which include Onto Innovation’s business momentum and future growth; the benefit to customers of Onto Innovation’s products and customer service; Onto Innovation’s ability to both deliver products and services consistent with our customers’ demands and expectations and strengthen its market position; Onto Innovation’s expectations regarding the semiconductor market outlook; Onto Innovation’s fourth quarter 2019 financial outlook; as well as other matters that are not purely historical data. Onto Innovation wishes to take advantage of the “safe harbor” provided for by the Act and cautions that actual results may differ materially from those projected as a result of various factors, including risks and uncertainties, many of which are beyond Onto Innovation’s control.  Such factors include, but are not limited to, the Company’s ability to leverage its resources to improve its position in its core markets; its ability to weather difficult economic environments; its ability to open new market opportunities and target high-margin markets; the strength/weakness of the back-end and/or front-end semiconductor market segments; and fluctuations in customer capital spending. Additional information and considerations regarding the risks faced by Onto Innovation are available in Rudolph Technologies’ Form 10-K report for the year ended December 31, 2018 and Nanometrics Form 10-K report for the year ended December 29, 2018 and other filings with the Securities and Exchange Commission. As the forward-looking statements are based on Onto Innovation’s current expectations, the Company cannot guarantee any related future results, levels of activity, performance or achievements. Onto Innovation does not assume any obligation to update the forward-looking information contained in this press release.

For more information, please contact:

Investors:

Michael Sheaffer

Senior Director, Corp. Communications

978.253.6273

Mike.Sheaffer@OntoInnovation.com

(Financial tables follow)

RUDOLPH TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands) - (Unaudited)

	September 30, 2019	December 31, 2018
		(Audited)
ASSETS
Current assets
Cash, cash equivalents and marketable securities	$193,138	$175,072
Accounts receivable, net	63,337	64,194
Inventories	104,132	96,820
Prepaid and other assets	11,571	14,821
Total current assets	372,178	350,907
Net property, plant and equipment	19,052	18,874
Intangibles, net	28,832	29,943
Other assets	31,105	18,316
Total assets	$451,167	$418,040

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$25,597	$30,681
Other current liabilities	19,953	14,310
Total current liabilities	45,550	44,991
Other non-current liabilities	20,144	11,161
Total liabilities	65,694	56,152
Stockholders’ equity	385,473	361,888
Total liabilities and stockholders’ equity	$451,167	$418,040

(Financial tables to follow)

RUDOLPH TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts) - (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2019	2019	2018	2019	2018
Revenue	$62,935	$61,511	$60,432	$185,338	$211,004
Cost of revenue	31,424	29,600	28,978	89,897	95,393
Gross profit	31,511	31,911	31,454	95,441	115,611
Operating expenses:
Research and development	12,759	13,056	12,313	38,533	36,829
Selling, general and administrative	13,075	13,050	11,128	37,431	35,867
Amortization	387	387	384	1,161	1,147
Total operating expenses	26,221	26,493	23,825	77,125	73,843
Operating income	5,290	5,418	7,629	18,316	41,768
Interest income, net	(1,001)	(860)	(607)	(2,667)	(1,474)
Other expense (income), net	(617)	157	(132)	(841)	(90)
Income before income taxes	6,908	6,121	8,368	21,824	43,332
Provision for income taxes	348	595	1,181	2,162	6,318
Net income	$6,560	$5,526	$7,187	$19,662	$37,014
Earnings per share:
Basic	$0.21	$0.18	$0.23	$0.63	$1.16
Diluted	$0.21	$0.18	$0.22	$0.63	$1.14
Weighted average shares outstanding:
Basic	31,185	31,126	31,901	31,101	31,807
Diluted	31,466	31,398	32,408	31,402	32,387

(Financial tables to follow)

RUDOLPH TECHNOLOGIES, INC.

NON-GAAP FINANCIAL SUMMARY

(In thousands, except percentage and per share amounts) - (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Revenue	$62,935	$61,511	$60,432	$185,338	$211,004
Gross profit	$31,573	$31,972	$31,462	$95,628	$115,795
Gross margin as percentage of revenue	50.2%	52.0%	52.1%	51.6%	54.9%
Operating expenses	$21,911	$22,030	$22,158	$65,866	$68,001
Operating income	$9,662	$9,942	$9,304	$29,762	$47,794
Operating margin as a percentage of revenue	15.4%	16.2%	15.4%	16.1%	22.7%
Net income	$9,825	$8,987	$8,504	$28,363	$41,402
Net income per diluted share	$0.31	$0.29	$0.26	$0.90	$1.28

RECONCILIATION OF U.S. GAAP GROSS PROFIT,

OPERATING EXPENSES AND OPERATING INCOME TO NON-GAAP

GROSS PROFIT, OPERATING EXPENSES AND OPERATING INCOME

(In thousands, except percentages) - (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
U.S. GAAP gross profit	$31,511	$31,911	$31,454	$95,441	$115,611
Pre-tax non-GAAP items:
Share-based compensation expense	62	61	8	187	184
Non-GAAP gross profit	$31,573	$31,972	$31,462	$95,628	$115,795
U.S. GAAP gross margin as a percentage of revenue	50.1%	51.9%	52.0%	51.5%	54.8%
Non-GAAP gross margin as a percentage of revenue	50.2%	52.0%	52.1%	51.6%	54.9%
U.S. GAAP operating expenses	$26,221	$26,493	$23,825	$77,125	$73,843
Pre-tax non-GAAP items:
Merger related expenses	2,430	2,464	—	4,894	—
Amortization of intangibles	387	387	384	1,161	1,147
Share-based compensation expense	1,493	1,612	1,283	5,204	4,695
Non-GAAP operating expenses	21,911	22,030	22,158	65,866	68,001
Non-GAAP operating income	$9,662	$9,942	$9,304	$29,762	$47,794
GAAP operating margin as a percentage of revenue	8.4%	8.8%	12.6%	9.9%	19.8%
Non-GAAP operating margin as a percentage of revenue	15.4%	16.2%	15.4%	16.1%	22.7%

(Financial tables to follow)

RUDOLPH TECHNOLOGIES, INC.

RECONCILIATION OF U.S. GAAP NET INCOME TO

NON-GAAP NET INCOME

(In thousands, except share and per share data) - (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
U.S. GAAP net income	$6,560	$5,526	$7,187	$19,662	$37,014
Pre-tax non-GAAP items
Merger related expenses	2,430	2,464	—	4,894	—
Amortization of intangibles	387	387	384	1,161	1,147
Share-based compensation expense	1,555	1,673	1,291	5,391	4,879
Net tax benefit adjustments	(1,107)	(1,063)	(358)	(2,745)	(1,638)
Non-GAAP net income	$9,825	$8,987	$8,504	$28,363	$41,402
Non-GAAP net income per diluted share	$0.31	$0.29	$0.26	$0.90	$1.28

(Financial tables to follow)

NANOMETRICS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands) - (Unaudited)

	September 28, 2019	December 29, 2018
		(Audited)
ASSETS
Current assets
Cash, cash equivalents and marketable securities	$144,110	$151,792
Accounts receivable, net	56,969	50,854
Inventories	69,808	62,095
Prepaid and other assets	7,398	6,140
Total current assets	278,285	270,881
Net property, plant and equipment	52,449	47,900
Operating lease - right of use assets, net	9,996	—
Goodwill	26,310	26,372
Intangibles, net	25,078	27,326
Other assets	4,105	3,151
Total assets	$396,223	$375,630

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$38,356	$50,352
Operating lease liabilities	2,773	—
Other current liabilities	8,702	9,421
Total current liabilities	49,831	59,773
Other non-current liabilities	10,620	3,005
Total liabilities	60,451	62,778
Stockholders’ equity	335,772	312,852
Total liabilities and stockholders’ equity	$396,223	$375,630

(Financial tables to follow)

NANOMETRICS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts) - (Unaudited)

	Three Months Ended			Nine Months Ended
	September 28,	June 28,	September 28,	September 28,	September 29,
	2019	2019	2018	2019	2018
Revenue	$73,125	$67,620	$76,590	$207,845	$247,507
Cost of revenue	34,000	31,977	32,921	98,824	105,346
Amortization	449	471	35	1,385	105
Gross profit	38,676	35,172	43,634	107,636	142,056
Operating expenses:
Research and development	13,779	14,098	12,717	40,864	35,410
Selling, general and administrative	18,673	17,036	16,646	52,896	51,027
Amortization	289	289	—	867	—
Total operating expenses	32,741	31,423	29,363	94,627	86,437
Operating income	5,935	3,749	14,271	13,009	55,619
Interest expense, net	38	15	104	144	245
Other income, net	(257)	(828)	(322)	(1,355)	(508)
Income before income taxes	6,154	4,562	14,489	14,220	55,882
Provision for income taxes	1,943	632	2,921	3,106	10,258
Net income	$4,211	$3,930	$11,568	$11,114	$45,624
Earnings per share:
Basic	$0.17	$0.16	$0.48	$0.45	$1.90
Diluted	$0.17	$0.16	$0.47	$0.45	$1.86
Weighted average shares outstanding:
Basic	24,529	24,525	24,059	24,631	24,065
Diluted	24,783	24,843	24,466	24,952	24,551

(Financial tables to follow)

NANOMETRICS INCORPORATED

NON-GAAP FINANCIAL SUMMARY

(In thousands, except percentage and per share amounts) - (Unaudited)

	Three Months Ended			Nine Months Ended
	September 28, 2019	June 30, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Revenue	$73,125	$67,620	$76,590	$207,845	$247,507
Gross profit	$39,125	$36,180	$43,669	$110,515	$142,182
Gross margin as percentage of revenue	53.5%	53.5%	57.0%	53.2%	57.4%
Operating expenses	$29,888	$29,840	$29,127	$89,288	$85,204
Operating income	$9,237	$6,340	$14,542	$21,227	$56,978
Operating margin as a percentage of revenue	12.6%	9.4%	19.0%	10.2%	23.0%
Net income	$7,444	$5,318	$11,391	$17,447	$45,279
Net income per diluted share	$0.30	$0.21	$0.47	$0.70	$1.84

RECONCILIATION OF U.S. GAAP GROSS PROFIT,

OPERATING EXPENSES AND OPERATING INCOME TO NON-GAAP

GROSS PROFIT, OPERATING EXPENSES AND OPERATING INCOME

(In thousands, except percentages) - (Unaudited)

	Three Months Ended			Nine Months Ended
	September 28, 2019	June 30, 2019	September 29, 2018	September 28, 2019	September 29, 2018
U.S. GAAP gross profit	$38,676	$35,172	$43,634	$107,636	$142,056
Pre-tax non-GAAP items:
Acquisition and merger related expenses	—	375	—	1,332	—
Severance included in cost of revenues	—	162	—	162	21
Amortization of intangibles	449	471	35	1,385	105
Non-GAAP gross profit	$39,125	$36,180	$43,669	$110,515	$142,182
U.S. GAAP gross margin as a percentage of revenue	52.9%	52.0%	57.0%	51.8%	57.4%
Non-GAAP gross margin as a percentage of revenue	53.5%	53.5%	57.0%	53.2%	57.4%
U.S. GAAP operating expenses	$32,741	$31,423	$29,363	$94,627	$86,437
Pre-tax non-GAAP items:
Acquisition and merger related expenses	2,424	1,015	—	3,603	—
Amortization of intangibles	289	289	—	867	—
Severance included in operating expenses	—	128	—	388	—
Executive transition	140	151	—	481	612
Executive search	—	—	236	—	621
Non-GAAP operating expenses	29,888	29,840	29,127	89,288	85,204
Non-GAAP operating income	$9,237	$6,340	$14,542	$21,227	$56,978
GAAP operating margin as a percentage of revenue	8.1%	5.5%	18.6%	6.3%	22.5%
Non-GAAP operating margin as a percentage of revenue	12.6%	9.4%	19.0%	10.2%	23.0%

(Financial table to follow)

NANOMETRICS INCORPORATED

RECONCILIATION OF U.S. GAAP NET INCOME TO

NON-GAAP NET INCOME

(In thousands, except share and per share data) - (Unaudited)

	Three Months Ended			Nine Months Ended
	September 28, 2019	June 30, 2019	September 29, 2018	September 28, 2019	September 29, 2018
U.S. GAAP net income	$4,211	$3,930	$11,568	$11,114	$45,624
Pre-tax non-GAAP items
Acquisition and merger related expenses	2,424	1,015	—	3,603	—
Amortization of intangibles	738	760	35	2,252	105
Other non-GAAP adjustments to non-GAAP operating income	140	817	236	2,363	1,254
Gain /loss on disposal of property	—	(837)	—	(837)	—
Net tax benefit adjustments	(69)	(367)	(448)	(1,048)	(1,704)
Non-GAAP net income	$7,444	$5,318	$11,391	$17,447	$45,279
Non-GAAP net income per diluted share	$0.30	$0.21	$0.47	$0.70	$1.84

ONTO INNOVATION

SUPPLEMENTAL INFORMATION - RECONCILIATION OF FOURTH QUARTER 2019

GAAP TO NON-GAAP GUIDANCE (net of tax)

	Low	High
Estimated GAAP net loss per diluted share	$(0.48)	$(0.30)
Estimated non-GAAP items:
Merger related expenses	0.65	0.58
Amortization of intangibles	0.15	0.14
Estimated non-GAAP net income per diluted share	$0.32	$0.42

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